UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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GANNETT CO., INC.
(Name of Registrant as Specified in Its Charter)

MNG ENTERPRISES, INC. MNG INVESTMENT HOLDINGS LLC STRATEGIC INVESTMENT OPPORTUNITIES LLC ALDEN GLOBAL CAPITAL LLC HEATH FREEMAN DANA NEEDLEMAN STEVEN ROSSI
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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MNG Enterprises, Inc., together with the other participants in the solicitation (collectively, “MNG”), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees at the 2019 annual meeting of stockholders of Gannett Co., Inc., a Delaware corporation.

Item 1: On May 1, 2019, MNG issued the following press release:

MNG ENTERPRISES, INC.

For Immediate Release

MNG ENTERPRISES COMMENTS ON GANNETT’S FIRST QUARTER 2019 RESULTS AND ISSUES SHAREHOLDER PRESENTATION ADDRESSING GANNETT’S MISLEADING STATEMENTS

Gannett Board Praises 1Q Performance Even as Organic Revenue Falls 10% Year-over-Year, Free Cash Flow Declines 52% Year-over-Year and Net Debt Balloons 33% Year-over-Year

Neither the Company nor any Officers nor Directors Have Purchased Shares Despite Public Claims
that $12/share Cash Premium Offer “Undervalues” Company

No Identifiable Progress on CEO Search to Fill Leadership Void

MNG Investor Presentation Highlights Gannett’s FICTION and Notes the FACTS so Shareholders Can FAIRLY Decide to Vote on the BLUE Proxy Card FOR MNG’s Director Nominees

May 1, 2019 – Denver, CO – MNG Enterprises, Inc. (“MNG”), owner and operator of one of the largest newspaper businesses in the U.S. and the largest active shareholder in Gannett Co., Inc. (NYSE:GCI) (“Gannett” or the “Company”), with an approximate 7.4% ownership interest, today issued the following comments on Gannett’s first quarter 2019 financial results:

“If 10% same store revenue declines, a 52% reduction in free cash flow and higher net losses represent a ‘solid start’ as Gannett says, shareholders must wonder where this ends. Even the ReachLocal segment, the supposed cornerstone of Gannett’s digital business, saw a 6% decline in same store revenues, while digital advertising and marketing services on a same-store basis declined by over 5%. The Company also increased its capital structure risk, going from a net debt balance of $159 million in the year-ago quarter to a net debt balance of $211 million at the end of the 2019 first quarter.

“Today’s earnings announcement underscores the stark choice between MNG’s nominees, who will serve as a catalyst for immediate value creation, and the entrenched incumbent directors, who endorse a failing, risky, multi-year digital transformation that we believe is extremely unlikely ever to produce a $12 per share valuation. We also note that neither the Company nor any of its officers or directors purchased shares in the quarter, despite protestations that MNG’s $12 proposal undervalues Gannett. The Gannett board desperately needs change, and we hope that shareholders will send them a clear message by electing MNG’s nominees.”

“To say there is a leadership void at Gannett is a gross understatement, given the CEO’s impending retirement, the recent departure of ReachLocal’s head and a newly appointed COO with a legal rather than operational background. When coupled with the Company’s prolonged underperformance, it is difficult to fathom how any reasonable investor could have confidence in Gannett’s ability to offset the declines in its core business and execute a so-called ‘digital transformation’. Simply put, this board needs fresh perspective and real accountability.”

Gannett’s Financial Results in Context

Gannett’s negative performance continued across key metrics in Q1 2019 compared to Q1 2018, highlighted by:

  Free Cash Flow down 52%;
  Total Same Store Revenue down 10%;
  Total Revenue down 8%;
  Operating Income down from -$0.3 million to -$6.4 million;
  Net Income down from -$0.4 to -$11.9 million; and
  Diluted Earnings per Share down from -$0.00 to -$0.10 per share

Gannett’s key performance metrics have also worsened since the fourth quarter of 2018 and the Company’s performance since spin-off looks even worse than previously known. This includes:

  Net Income down 98%;1
  Diluted Earnings per Share down 98%;1
  Operating Income down 90%;1
  Free Cash Flow down 66%.1

MNG Investor Presentation Available
MNG also announced that it has issued a presentation that addresses misleading and factually incorrect statements made by Gannett since receiving MNG’s 41% premium, all-cash offer to acquire the Company in January of this year, and sets forth the facts for Gannett shareholders. These misleading and false statements include statements regarding Gannett’s digital strategy, performance compared to peers, margins and cash flow generation and the Company’s leadership, among other topics.

1Changes in Gannett financial results since its 2015 spin-off from its former parent company reflect changes in trailing 12-month financials from June 28, 2015 to March 31, 2019.

Further, the presentation rebuts false and misleading claims about the credibility of MNG’s offer from financial, antitrust and pension risk perspectives; and inaccuracies about MNG and its nominees.

MNG encourages all Gannett shareholders to carefully review this presentation to understand the FACTS. Additional information about MNG, its proposal to acquire Gannett, and its three nominees for election to Gannett’s Board of Directors is available at www.SaveGannett.com.

Moelis & Company LLC is acting as financial advisor to MNG. Akin Gump Strauss Hauer & Feld LLP and Olshan Frome Wolosky LLP are serving as its legal counsel. Okapi Partners LLC is acting as MNG’s proxy solicitor.

About MNG Enterprises

MNG Enterprises, Inc. is one of the largest owners and operators of newspapers in the United States by circulation, with approximately 200 publications including The Denver Post, The Mercury News, The Orange County Register and The Boston Herald. MNG is a leader in local, multi-platform news and information, distinguished by its award-winning original content and high quality, diversified portfolio of both print and local news and information web sites and mobile apps offering rich multimedia experiences across the nation. For more information, please visit www.medianewsgroup.com.

Additional Information

MNG Enterprises, Inc., together with the other participants in its proxy solicitation (collectively, “MNG”), have filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of MNG’s slate of highly-qualified director nominees at the 2019 annual meeting of stockholders (the “Annual Meeting”) of Gannett Co., Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including additional information relating to the participants in MNG’s proxy solicitation. These materials and other materials filed by MNG in connection with the solicitation of proxies are available at no charge on the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by MNG with the SEC are also available, without charge, by directing a request to MNG’s proxy solicitor, Okapi Partners LLC, at its toll-free number (888) 785-6668 or via email at info@okapipartners.com.

MEDIA CONTACT:

Reevemark

Paul Caminiti / Hugh Burns / Renée Soto

+1 212.433.4600

MNGInquiries@reevemark.com

INVESTOR CONTACT:

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh

+ 212.297.0720

info@okapipartners.com

Item 2: On May 1, 2019, MNG issued the following statement:

“If 10% same store revenue declines, a 52% reduction in free cash flow and higher net losses represent a ‘solid start’ as Gannett says, shareholders must wonder where this ends. Even the ReachLocal segment, the supposed cornerstone of Gannett’s digital business, saw a 6% decline in same store revenues, while digital advertising and marketing services on a same-store basis declined over 5%. The company also increased capital structure risk, going from a net debt balance of $159 million in the year-ago quarter to a net debt balance of $211 million at the end of the 2019 first quarter. Today’s earnings announcement underscores the stark choice between MNG’s nominees, who will serve as a catalyst for immediate value creation, and the entrenched incumbent directors, who endorse a failing risky, multi-year digital transformation that we believe is extremely unlikely ever to produce a $12 valuation.  We also note that neither the Company nor any of its officers or directors purchased shares in the quarter, despite protestations that MNG’s $12 proposal undervalues Gannett. The Gannett board desperately needs change, and we hope that shareholders will send them a clear message by electing MNG’s nominees.”

Item 3: On May 1, 2019, MNG uploaded the following materials to www.savegannett.com: